Exhibit 23

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders

Guaranty Federal Bancshares, Inc.

Springfield, Missouri

We consent to the incorporation by reference in Registration Statement Nos. 333-204755, 333-170205, 333-47241,333-31196, 333-65544, 333-83822 and 333-117918 on Form S-8 of Guaranty Federal Bancshares, Inc. of our report dated March 25, 2016, on our audits of the consolidated financial statements of Guaranty Federal Bancshares, Inc. as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, which report is included in this Annual Report on Form 10-K.

/s/BKD, LLP

Springfield, Missouri

March 25, 2016